Exhibit 16.1

[Ernst & Young LLP Letterhead]

May 20, 2003

Securities and Exchange Commission

450 Fifth Street, N.W.

Washington, D.C. 20549

Ladies and Gentlemen:

We have read Item 4 of Form 8-K dated May 20, 2003 of CRYO-CELL International, Inc. and are in agreement with the statements contained in paragraphs 1-6 and 8-10 on pages 2 and 3 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

Very truly yours,

Ernst & Young, LLP

Tampa, Florida